As filed with the Securities and Exchange Commission on June 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Primus Telecommunications Group, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	No. 54-1708481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

(Address of Principal Executive Offices)

Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended

(Full Title of Plan)

Christie A. Hill, Esq.

General Counsel, Secretary and Senior Vice President, Compliance Officer

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, Virginia 22102

(Name and Address of Agent for Service)

(703) 902-2800

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,000,000	$13.90	$13,900,000	$1,613.79

(1)	The number of shares of common stock, par value $.001 per share (“Common Stock”) of Primus Telecommunications Group, Incorporated (“Primus” or the “Registrant”), stated above consists of the aggregate number of additional shares not previously registered which may be issued under the Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended, pursuant to an amendment to the plan that was approved by stockholders on February 25, 2011 (the “Plan”). The maximum number of shares which may be issued under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: in the case of shares of Common Stock to be issued under the Plan, for which the price of such shares is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock as reported on the OTC Bulletin Board as of a date (June 17, 2011) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 hereby registers an additional 1,000,000 shares of Common Stock for issuance under the Plan. Up to 1,000,000 shares of Common Stock authorized for issuance under the Plan were previously registered on July 2, 2009 (File No. 333-160406).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Primus with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 000-29092, are incorporated by reference into this Registration Statement:

(1) The Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 25, 2011, as amended by the Form 10-K/A filed with the Commission on May 2, 2011;

(2) The Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 20, 2011;

(3) The Current Reports on Form 8-K filed with the Commission on February 10, 2011 (Items 8.01 and 9.01), February 18, 2011 (Items 8.01 and 9.01), February 25, 2011 (Items 5.07, 8.01 and 9.01), March 4, 2011 (Items 2.01, 8.01 and 9.01), March 17, 2011 (Items 8.01 and 9.01), March 29, 2011 (Items 5.02, 8.01 and 9.01), April 20, 2011 (Items 8.01 and 9.01), April 26, 2011 (Items 4.01 and 9.01), May 10, 2011 (Item 5.02), May 17, 2011 (Item 5.02) and May 17, 2011 (Items 1.01 and 9.01); and

(4) The description of Primus common stock set forth in the Registration Statement on Form 8-A (File No. 000-29092) filed with the Commission pursuant to Section 12 of the Exchange Act on July 1, 2009, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Primus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Primus maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article Sixth of Primus’s Second Amended and Restated Certificate of Incorporation and Section 5 of Article V of the Amended and Restated By-laws, as amended, of Primus provide that, to the full extent permitted under the Delaware General Corporation Law, its directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. In addition, Article Seventh of the Second Amended and Restated Certificate of Incorporation and Section 1 and Section 4, respectively, of Article V of the Amended and Restated By-laws, as amended, provide that Primus shall indemnify and hold harmless and advance expenses to the fullest extent permitted by Delaware law to its directors and officers who are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative.

In addition, Primus has entered into indemnification agreements with its directors, including its Chairman and Chief Executive Officer. These agreements require Primus to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Primus.

The foregoing summaries are subject to the complete text of the Delaware General Corporation Law and Primus’s Second Amended and Restated Certificate of Incorporation, Amended and Restated By-laws, as amended, and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 1, 2009, Registration No. 000-29092).

4.2	Amended and Restated By-Laws, as amended, of Primus Telecommunications Group, Incorporated (as adopted and in effect on November 9, 2010) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 10, 2010, Registration No. 000-29092).

4.3	Contingent Value Rights Distribution Agreement of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Registration No. 000-29092).

4.4	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A, filed July 1, 2009, File No. 000-29092).

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

*23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

99.1	Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-K filed with the Commission on March 25, 2011, as amended, File No. 000-29092).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of McLean, State of Virginia.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Date: June 23, 2011	By:	/s/ Peter D. Aquino
Peter D. Aquino
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter D. Aquino and James C. Keeley, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments to this Registration Statement, including post-effective amendments to this Registration Statement, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Peter D. Aquino Peter D. Aquino	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2011

/s/ James C. Keeley James C. Keeley	Vice President—Corporate Controller, Acting Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 23, 2011

Mark E. Holliday	Director

/s/ Steven D. Scheiwe Steven D. Scheiwe	Director	June 23, 2011

/s/ John B. Spirtos John B. Spirtos	Director	June 23, 2011

/s/ Neil S. Subin Neil S. Subin	Director	June 23, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 1, 2009, Registration No. 000-29092).

4.2	Amended and Restated By-Laws, as amended, of Primus Telecommunications Group, Incorporated (as adopted and in effect on November 9, 2010) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 10, 2010, Registration No. 000-29092).

4.3	Contingent Value Rights Distribution Agreement of Primus Telecommunications Group, Incorporated (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A, filed July 1, 2009, Registration No. 000-29092).

4.4	Specimen of Common Stock (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A, filed July 1, 2009, File No. 000-29092).

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

*23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8).

99.1	Primus Telecommunications Group, Incorporated Management Compensation Plan, as Amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-K filed with the Commission on March 25, 2011, as amended, File No. 000-29092).

*	Filed herewith